EXHIBIT 10.1(a)

                               EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of the 22 day of January 2001, by and between Ogden Corporation, a Delaware corporation (the "Company"), and Edward W. Moneypenny ("Executive").

                              W I T N E S S E T H:

         WHEREAS, it is the desire of the Company to agree in writing to the terms and conditions stated herein concerning certain types of terminations of Executive's employment with the Company; and

         WHEREAS, the Executive desires to accept and agree to such terms and conditions.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants herein contained and for other good and valuable consideration, the Company and Executive hereby agree as follows:

         1.  Certain Definitions.

         (a) "Accrued Obligations" shall mean (x) a lump sum cash payment equal to the sum of (A) all Base Salary accrued but unpaid as of the Date of Termination and (B) all unreimbursed business expenses incurred by Executive prior to the Date of Termination in connection with the performance of his duties for the Company that are subject to reimbursement in accordance with the Company's expense reimbursement policies and (y) all benefits and entitlements accrued by Executive pursuant to the employee benefit plans and programs in which Executive was a participant during his employment with the Company.

         (b) "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

         (c) "Cause" shall mean Executive is (A) engaging in fraud or dishonesty in connection with the performance of his duties for the Company, (B) engaging in any other willful and serious misconduct that is materially injurious to the business or reputation of the Company, (C) convicted of, or pleads guilty or nolo contendere to, any felony (or crime of the fourth degree in New Jersey) or to any other crime of moral turpitude, (D) intentionally breaching of any material provision of this Agreement or any other written agreement with the Company, or (E) failing to substantially perform his duties.

         (d)  "Change in Control" shall mean:

         (i) any person (as such term is defined in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, other than beneficial ownership by the Company, any Subsidiary of the Company, any employee benefit plan of the Company or a Subsidiary thereof or any person or entity organized, appointed or established, pursuant to the terms of any such benefit plan;

         (ii) the Company's stockholders approve: (i) a plan of complete liquidation of the Company; (ii) an agreement for the sale or disposition of all or substantially all the Company's assets to one or more corporations where 50% or more of the corporation(s) purchasing the assets is not controlled by or under the common control with the Company; (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, limited liability entity or similar person, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or
(iv) a share exchange or other form of business combination having the same effect as the merger or consolidation described in (iii).

         (iii) during any two-year period, individuals who at the date on which the period commences constitute a majority of the Board of Directors of the Company cease to constitute a majority of thereof for any reason; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board.

         (e) "Control" shall mean, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         (1) "Disability" shall mean that the Executive is physically or mentally incapacitated so as to render Executive incapable of performing Employee's usual and customary duties. Employee's receipt of Social Security Disability Benefits shall be deemed conclusive evidence of Disability for purposes of this Agreement; provided, however, that in the absence of Executive's receipt of Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is disabled. Executive shall make himself available, if requested by Company, for an examination by a healthcare professional for purposes of determining if Executive is disabled.

         (g) "Date of Termination" shall mean (w) if Executive's employment is terminated by his death, the date of his death, (x) if Executive's employment is terminated by the Company for Cause, the date on which a written notice of termination is given to Executive or, if later, any effective date of termination specified by the Company in such notice, (y) if Executive's employment is terminated by the Company Without Cause or by Executive for any reason, the date that is 30 days after the date on which notice of such termination is given to the Company or Executive, as the case may be, or, if no such notice is given, the date Executive ceases to provide services to the Company and (z) if Executive's employment is terminated as a result of his Disability, thirty (30) days after written notice to Executive of Employer's intention to terminate.

         (h) "Good Reason" shall mean a termination of Executive's employment with the Company by Executive within 90 days following (A) a reduction in the rate of Executive's base salary or the Target Annual Bonus unless the Executive is provided with equivalent or greater compensation in a different form, (B) the failure of the Company to pay the Executive a bonus for 2001 of at least 60% of his base salary for the year 2001 at the time the Company would have normally paid bonuses to its other executives for services provided in such year; (C) the breach of any material provision of this Agreement by the Company or (D) the failure of the Company to obtain an assumption (in form and substance reasonably satisfactory to the Executive, except in the case of a merger or consolidation which does not constitute a Change in Control for which no separate assumption is necessary) of the obligations of the Company under this Agreement by any Successor to the Company, provided that Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide a basis for such termination, and the Company shall not have cured such circumstances within thirty (30) days of receipt of such notice.

         (i) "Ogden Common Stock" shall mean the common stock of Ogden Corporation., par value $.50 per share.

         (j) "Person" shall mean any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

         (k) "Severance Period" shall mean the three year period immediately following Executive's Date of Termination.

         (l) "Subsidiary" shall mean, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

         (m) "Successor" of a Person shall mean a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

         (n) "Target Annual Bonus" shall mean an annual bonus equal to 70% of Executive's base salary at the rate in effect on the last day of the calendar year for which such bonus is payable to Executive.

         (o) "Without Cause" shall mean any termination of Executive's employment by the Company that is not a termination for Cause, or resulting from Executive's disability or death.

         2. Severance Benefits Upon Certain Terminations of Employment. The Company shall have the right to terminate the employment of Executive, with Cause or Without Cause, at any time, and Executive shall have the right to terminate his employment with the Company for or without Good Reason at any time, or because of a Change in Control, in each such case (except in the case of a termination by the Company for Cause), upon at least 30 days prior written notice to the other, subject to paragraphs (a) and (b) of this Section 2.

         (a) If (i) Executive's employment shall be terminated by the Company Without Cause, (ii) Executive terminates his employment for Good Reason, or
(iii) Executive terminates his employment within six months of a Change in Control and there shall have been (A) a material change in Executive's duties,
(B) a reduction in his base salary or the percentage of his Target Annual Bonus or (C) his principal office is moved 35 miles or more from the Company's present offices at 40 Lane Road, Fairfield, New Jersey, Executive shall be entitled to the following severance benefits, provided Executive executes and delivers to the Company a general release of all claims against the Company and its Affiliates in such form as the Company shall direct:

         (I) Except for a termination resulting from a Change in Control, (i) continued payment of installments of Executive's base salary, at the rate in effect immediately prior to the Date of Termination, for the Severance Period, such installments to be paid in accordance with the Company's regular payroll practices; and (ii) payment of the Target Annual Bonuses applicable to Executive for the Severance Period but for such termination, provided that (A) the Company shall pay to Executive a pro rated Target Annual Bonus for any portion of the Severance Period that ends prior to the expiration of a full calendar year and
(B) such Target Annual Bonuses shall be paid to Executive at the same time as annual bonuses for the relevant calendar year are paid to the Company's other employees pursuant to the Company's bonus plan at the Date of Termination;

         (II) If the termination is pursuant to Section 2(a)(iii), the Company shall pay Executive within 30 days of his termination in a lump sum his base salary and Target Annual bonus for a three year period.

         (III)  All Accrued Obligations.

         (IV) Special Reimbursement. (A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment relating to a Change in Control (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would subject the Executive to the excise tax imposed under Section 4999 of the Code or any successor section thereto (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local tax and Excise Tax upon the payment provided for by this Section shall be equal to the Total Payments.

         (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(2) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's general counsel and reasonably acceptable to the Executive such Total Payments (in 280G(b)(2)(A) of the Code or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (C) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), the Company shall make an additional Gross Up Payment in respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is financially determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Total Payments.

         Any amount payable to Executive in connection with his termination of employment pursuant to any severance or termination plan or program of the Company shall be reduced by the amount payable to Executive pursuant to this Agreement.

         (b) If Executive's employment with the Company shall terminate for any reason other than the reasons referred to in Section 2(a), including without limitation, by reason of Executive's resignation without Good Reason, Executive's termination by the Company for Cause or Executive's death or Disability (for a period of six continuous months and the Employer provides thirty (30) days written notice to the Executive of its intention to terminate), Executive shall be entitled only to the Accrued Obligations and shall not be entitled to any severance or similar compensation or benefits pursuant to this Agreement or otherwise, except for what may be provided for under a plan or program of the Company applicable to Executive.

         3. Unauthorized Disclosure. Executive shall be subject to and bound by the confidentiality agreement attached hereto as Exhibit A.

         4. Non-Solicitation. During the period of Executive's employment with the Company and during the three year period following any termination of Executive's employment with the Company, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other corporation, firm or other entity, solicit for employment, employ or otherwise interfere with the relationship of the Company with any individual who is or was employed by or otherwise engaged to perform services for the Company at any time during which Executive was employed by the Company.

         5. Restrictive Covenants.

         Competitive Activity. Executive covenants and agrees that at all times during his period of employment with the Company, and for a period of two (2) years after the Date of Termination of his employment by reason of (i) termination by the Company for Cause, or (ii) termination by the Executive for other than Good Reason or Change in Control, he will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever, in any person, firm, or business entity which is engaged in the same business as that conducted and principally carried on by the Company in the United States on the Date of Termination and continued thereafter, without the Company's specific written consent to do so. This covenant shall not prevent Executive from sitting on the board of an entity engaged in the same business as the Company, provided Executive is not otherwise employed or consulting with such entity or its Affiliates.

         6. Enforcement of Covenants.

         (a) Right to Injunction. Executive acknowledges that a breach of the covenants set forth in Sections 3, 4 and 5 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in these sections by Executive, he and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

         (b) Separability of Covenants, The covenants contained in Sections 3. 4 and 5 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 5 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and hereby are reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Sections 3, 4 and 5 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Sections 3, 4 and 5.

         7. Arbitration. Executive agrees that any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in accordance with the rules of the American Arbitration Association then in effect, except as modified herein. Notice of demand for arbitration shall be filed in writing with the other party and the American Arbitration Association. The arbitration decision shall be binding and conclusive, provided that the decision is consistent with the laws of the State of New Jersey and provided that the factual decision(s) is not against the weight of the evidence. The arbitrators shall render their decision in writing and explain the basis thereof. Both parties shall have a right to appeal of the arbitrators' decision in accordance with the aforesaid standard. The award rendered by the arbitrators shall be final and judgment shall be entered upon it in accordance with the applicable law and as limited by the right of appeal described herein. The appeal would be to a trial court sitting in the State of New Jersey. However, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions concerning confidential information, non-solicitation or restrictive covenants set forth above and Executive hereby consents that such restraining order may be granted without the necessity of the Company's posting any bond. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The amount of fees and expense of the arbitrators which is to be borne by each party shall be determined by the arbitrators.

         8. Notices. All notices and other communications required or desired to be given hereunder shall be in writing and shall be personally delivered, or sent by United States registered or certified mail with postage prepaid, or sent by Federal Express or other generally recognized overnight courier service with charges prepaid or billed to the shipper, and addressed.

         to the Company at:

         40 Lane Road
         Fairfield, New Jersey 07007
         Attention: General Counsel

And to Executive at his most current address on the Company's records. Either party may hereafter designate to the other from time to time by similar notice a different address to which notice to it/he shall thereafter be sent.

         9. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by an authorized officer of the Company. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         10. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

         12. Certain Withholdings. The Company shall withhold from any amounts payable to Executive hereunder all federal, state, city and other taxes required to be withheld pursuant to any applicable law or regulation.

         13. Assignability. This Agreement is personal in nature to Executive. Executive shall have no right to assign or transfer this Agreement. In the event of any attempted assignment or transfer by Executive contrary to this section, all of Executive's rights hereunder shall be forfeited and the Company shall have no further liability under this Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall not be assignable by the Company without the prior written consent of Executive, except that the Company may assign this Agreement to any of its Affiliates or to any Successor to the Company without prior written approval of Executive upon the transfer of all or substantially all of the Company's business and/or assets (by whatever means) to such Affiliate or Successor.

         14. Entire Agreement. This Agreement, together with Exhibit A hereto, constitutes the entire agreement and understanding between the Company and Executive with respect to, the subject matter hereof, superseding any and all representations and prior written or oral agreements and understandings which may have existed.

         15. Amendment. This Agreement may not be amended or modified, in whole or in part, except by a written instrument signed by the party to be bound thereby.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         17. Construction. All the provisions of this Agreement shall be construed as covenants and agreements in the same manner as though the words expressing such covenants and agreements were contained in each separate section or paragraph hereof. As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would fairly not admit such construction. The captions of the sections and paragraphs hereof are for convenience of reference only and shall not be construed or used in any way to define, limit or otherwise affect the meaning or construction of any provision of this Agreement. All references herein to "Section" or "paragraph" shall mean the approximately numbered or lettered Section or paragraph of this Agreement unless the reference is to another specified document, text or instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OGDEN CORPORATION

/s/ Scott Mackin

/s/ Edward W Moneypenny

Executive

ATTESTED OR WITNESSED BY

/s/ Catherine Petrecca